Exhibit 10.2

AMENDMENT

TO THE

BLACKROCK, INC.

SECOND AMENDED AND RESTATED

1999 STOCK AWARD AND INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) is made as of May 23, 2018 to the BlackRock, Inc. Second Amended and Restated 1999 Stock Award and Incentive Plan, as amended from time to time (the “Plan”). Any capitalized terms used and not defined herein shall have the meanings set forth in the Plan.

WHEREAS, pursuant to Section 8(f) of the Plan, the Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, provided that (i) no amendment shall adversely affect any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted under the Plan and (ii) any amendment shall be approved by the stockholders (unless otherwise determined by the Board) if necessary to comply with state law, stock listing requirements or other applicable law; and

WHEREAS, the Board has determined to amend the Plan in the manner set forth below, subject to approval by the stockholders.

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the stockholders:

1. The first sentence of Section 5(a) of the Plan is hereby amended and restated in its entirety as follows:

“Subject to adjustment as provided in Section 5(d), 41,500,000 shares of Stock shall be reserved for the grant or settlement of Awards under the Plan.”

2. This Amendment and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

3. Except as amended above, the Plan shall remain in full force and effect.